Exhibit 99.1

LEAPFROG REPORTS FIRST QUARTER 2012 NET SALES INCREASED 81%

Bottom Line Results Improved by $0.20 Per Share

Raises Full Year 2012 Guidance

EMERYVILLE, Calif.—May 3, 2012—LeapFrog Enterprises, Inc. (NYSE:LF) today announced financial results for the first quarter ended March 31, 2012.

Highlights of first quarter 2012 results compared to first quarter 2011 results:

•	Consolidated net sales were $72 million, up 81%.
•	Gross margin was 41.3%, up 11.7 percentage points.
•	Net loss per share was $0.14, an improvement of $0.20.
•	Cash and cash equivalents were $135 million as of March 31, 2012, an increase of $57 million compared to the balance as of March 31, 2011.

“We delivered a terrific performance in the first quarter with strong sales growth, margin expansion, and a significant improvement to the bottom line,” said John Barbour, Chief Executive Officer. “Our exceptional growth was a result of strong business execution, far lower retail inventory levels at the start of the year, and Easter occurring two weeks earlier than last year which drove sales in the first quarter compared to the second quarter last year. In addition, sales of LeapPad, its content and accessories significantly exceeded our expectations.”

Financial Overview for the First Quarter 2012 Compared to the First Quarter 2011

First quarter 2012 net sales were $72 million, up 81% compared to $40 million last year, and included a 1% negative impact from changes in currency exchange rates. Net sales growth was primarily driven by lower retail inventory at the start of the year compared to last year, an earlier Easter, strong content sales, and continued high consumer demand for LeapPad. First quarter 2012 net sales increased 98% in the U.S. segment and increased 49% in the international segment, with international segment net sales including unfavorable changes in currency exchange rates of two percentage points. Gross profit was $30 million for the quarter, up 153% from a year ago. Gross margin was 41.3% for the first quarter 2012, up 11.7 percentage points compared to a year ago. Loss from operations was $9 million for the first quarter 2012, an improvement of $13 million, or 61%, compared to a year ago.

“While it’s early in the year, we’re out of the gate strong and executing against our stated goal of growing our earnings and delivering strong cash flow through disciplined growth and diligent cost control,” said Mark Etnyre, Chief Financial Officer. “As a result, we improved our bottom line by $0.20 per share and generated $63 million of net cash flow in the first quarter. With our leading educational entertainment portfolio, strong team, and commitment to innovation in technology, education, and content, we are well positioned to deliver earnings and cash flow growth in 2012 and beyond.”

LeapFrog Enterprises, Inc.

Guidance

“Given the strength of our first quarter results, we are raising our full year 2012 guidance,” continued Mr. Etnyre.

For the full year 2012, we now expect:

•	Net sales to increase by 10% to 13% compared to 2011.
•	Net income per diluted share to be in the range of $0.52 to $0.57, compared to $0.30 in 2011.

For the second quarter of 2012, we expect:

•	Net sales to increase by 17% to 22% compared to the second quarter of 2011.
•	Net loss per share to be in the range of $0.18 to $0.20, compared to a net loss per share of $0.21 in the second quarter of 2011.

Conference Call and Webcast

LeapFrog will hold a conference call to discuss first quarter 2012 financial results on May 3, 2012, at 2:00 p.m. Pacific Daylight Time (5:00 p.m. Eastern Daylight Time). The conference call will be webcast and can be accessed at LeapFrog's investor web site at www.leapfroginvestor.com. To participate in the call, please dial (706) 634-0183 and request conference ID 70750296. A replay of the call will be available for one month. To access the replay, please dial (404) 537-3406 and use conference ID 70750296.

About LeapFrog

LeapFrog Enterprises, Inc. is the leader in educational entertainment for children. LeapFrog’s award-winning product portfolio helps millions of children achieve their potential by delivering best-in-class curriculum through engaging content, fun multimedia learning platforms, and toys.  The Learning Path, LeapFrog’s proprietary online destination for parents and extended family, provides personalized feedback on a child’s learning progress and offers product recommendations to enhance each child’s learning experience. Through the power of play, LeapFrog’s products and curriculum help children of all ages prepare for school and life success.  LeapFrog’s products are available in more than 45 countries and have been used by teachers in more than 100,000 U.S. classrooms.  LeapFrog is based in Emeryville, California and was founded in 1995 by a father who revolutionized technology-based learning solutions to help his child learn how to read. Come see the learning at www.leapfrog.com.

NOTE: LEAPFROG, the LeapFrog logo, and LEAPPAD, are trademarks or registered trademarks of LeapFrog Enterprises, Inc.

LeapFrog Enterprises, Inc.

Forward-Looking Statements

This news release contains forward-looking statements that involve risks and uncertainties, including statements regarding anticipated financial results. Our actual results may differ materially from those expressed or implied by such forward-looking statements. The risks that could cause our results to differ include, without limitation, deterioration of global economic conditions, our ability to correctly predict highly changeable consumer preferences and product trends, our ability to continue to develop new products and services, our reliance on a small group of retailers for the majority of our gross sales, our dependence on our suppliers for our components and raw materials, the seasonality of our business, our growing focus on online products and services, system failures in our online services or web store, our reliance on a limited number of manufacturers, our ability to maintain sufficient inventory levels, our ability to compete effectively with competitors, our ability to maintain or acquire licenses, third parties who claim we are infringing on their intellectual property rights, errors or defects in our products, privacy concerns about our Internet-connected products, the sufficiency of our liquidity, the risk associated with international operations, continued compliance and associated costs with and/or changes in laws and regulations, negative political developments, natural disasters, armed hostilities, terrorism, labor strikes or public health issues, the loss of members of our executive management team, continued ownership by a few stockholders of a majority of voting power in us, and the volatility of our stock price. These risks and others are discussed under “Risk Factors” in our filings with the U.S. Securities and Exchange Commission, including our 2011 annual report on Form 10-K filed on February 29, 2012.  All information provided in this release is as of the date hereof, and we undertake no obligation to update this information.

Contact Information

Investors:	Media:

Karen Sansot, CFA	Kathryn Green
Investor Relations	Media Relations
(510) 420-4803	(510) 596-3405

LeapFrog Enterprises, Inc.

LEAPFROG ENTERPRISES, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(Unaudited)

	Three Months Ended March 31,
	2012	2011

Net sales	$72,010	$39,678
Cost of sales	42,278	27,922
Gross profit	29,732	11,756
Operating expenses:
Selling, general and administrative	23,697	20,487
Research and development	8,889	8,231
Advertising	2,414	2,335
Depreciation and amortization	3,280	2,553
Total operating expenses	38,280	33,606
Loss from operations	(8,548)	(21,850)
Other income (expense):
Interest income	93	33
Interest expense	-	(36)
Other, net	(667)	(560)
Total other income (expense), net	(574)	(563)
Loss before income taxes	(9,122)	(22,413)
Provision for (benefit from) income taxes	335	(227)
Net loss	$(9,457)	$(22,186)
Net loss per share:
Class A and B - basic and diluted	$(0.14)	$(0.34)
Weighted average shares used to calculate net loss
per share:
Class A and B - basic and diluted	66,396	64,822

LeapFrog Enterprises, Inc.

LEAPFROG ENTERPRISES, INC.
CONSOLIDATED BALANCE SHEETS
(In thousands, except per share data)
(Unaudited)

	March 31,		December 31,
	2012	2011	2011
ASSETS
Current assets:
Cash and cash equivalents	$134,756	$77,494	$71,863
Accounts receivable, net of allowances for doubtful accounts of $4,034, $1,069 and $659, respectively	57,380	37,611	157,418
Inventories	38,868	54,667	34,288
Prepaid expenses and other current assets	11,830	11,021	8,078
Deferred income taxes	1,071	1,741	983
Total current assets	243,905	182,534	272,630
Long-term investments	-	2,681	2,681
Deferred income taxes	1,357	1,059	1,311
Property and equipment, net	18,206	17,619	17,881
Capitalized product costs, net	11,378	13,276	12,511
Goodwill	19,549	19,549	19,549
Other intangible assets, net	2,750	5,219	3,350
Other assets	1,077	2,174	1,119
Total assets	$298,222	$244,111	$331,032
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$28,009	$22,136	$34,629
Accrued liabilities	30,246	21,334	50,380
Income taxes payable	336	45	377
Total current liabilities	58,591	43,515	85,386
Long-term deferred income taxes	3,628	3,311	3,542
Other long-term liabilities	9,034	11,810	9,360
Stockholders' equity:
Class A Common Stock, par value $0.0001;
Authorized - 139,500 shares; Issued and outstanding: 55,611, 46,277 and 54,923 , respectively	6	5	6
Class B Common Stock, par value $0.0001;
Authorized - 40,500 shares; Issued and outstanding: 11,113, 18,749 and 11,113, respectively	1	2	1
Treasury stock	(185)	(185)	(185)
Additional paid-in capital	398,063	388,787	395,627
Accumulated other comprehensive income (loss)	1,021	1,434	(225)
Accumulated deficit	(171,937)	(204,568)	(162,480)
Total stockholders’ equity	226,969	185,475	232,744
Total liabilities and stockholders’ equity	$298,222	$244,111	$331,032

LeapFrog Enterprises, Inc.

LEAPFROG ENTERPRISES, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	Three Months Ended March 31,
	2012	2011
Operating activities:
Net loss	$(9,457)	$(22,186)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	5,989	4,526
Deferred income taxes	9	53
Stock-based compensation expense	1,472	1,228
Loss on sale of long-term investments, net of tax	91	-
Loss on disposal of long-term assets	2	53
Allowance for doubtful accounts	3,339	411
Other changes in operating assets and liabilities:
Accounts receivable, net	97,100	119,888
Inventories	(4,127)	(6,807)
Prepaid expenses and other current assets	(1,120)	(2,571)
Other assets	42	(388)
Accounts payable	(6,683)	(9,307)
Accrued liabilities	(20,302)	(20,220)
Other long-term liabilities	(325)	76
Income taxes payable	(41)	(122)
Net cash provided by operating activities	65,989	64,634
Investing activities:
Purchases of property and equipment	(2,720)	(4,622)
Capitalization of product costs	(1,862)	(2,169)
Disposal of property and equipment	-	67
Other	-	(65)
Net cash used in investing activities	(4,582)	(6,789)
Financing activities:
Proceeds from stock option exercises and employee stock purchase plans	1,665	262
Net cash paid for payroll taxes on restricted stock unit releases	(702)	(536)
Net cash provided by (used in) financing activities	963	(274)
Effect of exchange rate changes on cash	523	444
Net change in cash and cash equivalents	62,893	58,015
Cash and cash equivalents, beginning of period	71,863	19,479
Cash and cash equivalents, end of period	$134,756	$77,494

LeapFrog Enterprises, Inc.

LEAPFROG ENTERPRISES, INC.
SUPPLEMENTAL FINANCIAL INFORMATION
(In thousands)
(Unaudited)

	Three Months Ended March 31,
	2012	2011

Net sales	$72,010	$39,678
Cost of sales (1)	42,278	27,922
Gross profit	29,732	11,756

Operating expenses: (2) (3)
Selling, general and administrative	23,697	20,487
Research and development	8,889	8,231
Advertising	2,414	2,335
Depreciation and amortization	3,280	2,553
Total operating expenses	38,280	33,606
Loss from operations	(8,548)	(21,850)

Other income (expense):
Interest income	93	33
Interest expense	-	(36)
Other, net	(667)	(560)
Total other income (expense), net	(574)	(563)
Income before income taxes	(9,122)	(22,413)
Provision for (benefit from) income taxes	335	(227)
Net loss	$(9,457)	$(22,186)

(1)	Includes depreciation and amortization	2,709	1,973

(2)	Includes stock-based compensation as follows:
	Selling, general and administrative	1,309	1,104
	Research and development	163	124

(3)	Includes severance costs as follows:
	Selling, general and administrative	182	2,366
	Research and development	-	4

Segment data:
Net sales:
U.S. segment	52,218	26,352
International segment	19,792	13,326
Income (loss) from operations*:
U.S. segment	(11,701)	(21,274)
International segment	3,153	(576)

*	Certain corporate-level operating expenses associated with sales and marketing, product support, human resources, legal, finance, information technology, corporate development, procurement activities, research and development, legal settlements and other corporate costs are charged entirely to our U.S. segment, rather than being allocated between the U.S. and International segments.